UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*


                              Stein Mart, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   858375-10-8
     --------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)






* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))
                                Page 1 of 5 Pages

CUSIP No. 858375-10-8


________________________________________________________________________________

  1        NAME OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Jay Stein
           ###-##-####

________________________________________________________________________________

  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                      (a) [ ]
                                                                      (b) [ ]

________________________________________________________________________________

  3        SEC USE ONLY

________________________________________________________________________________

  4        CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
________________________________________________________________________________

                               5      SOLE VOTING POWER

        NUMBER OF                     16,333,722

          SHARES              __________________________________________________

       BENEFICIALLY            6      SHARED VOTING POWER

         OWNED BY                     N/A

           EACH               __________________________________________________

        REPORTING              7      SOLE DISPOSITIVE POWER

          PERSON                      16,333,722

           WITH               __________________________________________________

                               8      SHARED DISPOSITIVE POWER

                                      N/A

________________________________________________________________________________

  9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            16,333,722

________________________________________________________________________________

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                      [ ]

________________________________________________________________________________

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            36.0%

________________________________________________________________________________

12          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN

________________________________________________________________________________

CUSIP No. 858375-10-8


           Item 1(a).       Name of Issuer:

                            Stein Mart, Inc.


           Item 1(b).       Address of Issuer's Principal Executive Offices:

                            1200 Riverplace Blvd.
                            Jacksonville, FL 32207


           Item 2(a).       Name of Person Filing:

                            Jay Stein


           Item 2(b).       Address of Principal Business Office or, if none,
                            Residence:

                            1200 Riverplace Blvd.
                            Jacksonville, FL  32207


           Item 2(c).       Citizenship:

                            United States


           Item 2(d).       Title of Class of Securities:

                            Common Stock, $0.01 par value


           Item 2(e).       CUSIP Number:

                            858375-10-8


           Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                            Inapplicable


           Item 4.          Ownership (as of December 31, 1998)

                            (a)  Amount Beneficially Owned:  16,333,722

                            (b)  Percent of Class:  36.0%

CUSIP No. 858375-10-8


                            (c)  Number of shares as to which such person has:

                                 (i)  sole power to vote or to direct the vote:

                                      16,333,722*

                                (ii)  shared power to vote or to direct the
                                      vote:

                                      Inapplicable

                               (iii) sole power to dispose or to direct the disposition of:

                                      16,333,722*

                                (iv) shared power to dispose or to direct the disposition of:

                                      Inapplicable

                            *Shares include (i) 15,885,772 shares held by Stein
                             Ventures, (ii) 429,450 shares held by the Jay Stein Foundation, (iii) 200 shares held by Carey Ventures and (iv) 18,300 by Jay Stein.


           Item 5.          Ownership of Five Percent or Less of a Class.

                            Inapplicable


           Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                            Inapplicable


           Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                            Inapplicable


           Item 8.          Identification and Classification of Members of the
                            Group.

                            Inapplicable


           Item 9.          Notice of Dissolution of Group.

                            Inapplicable


           Item 10.         Certification.

                            Inapplicable

CUSIP No. 858375-10-8





                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



February 16, 1999


  /s/ Jay Stein
Jay Stein